Exhibit 99.1

News Release

Superior Reports Full Year and Fourth Quarter 2024 Financial Results

Achieved critical milestones in Company transformation

Well-positioned for future growth and competitiveness

Full Year 2024 Financial Highlights:

•
Net Sales of $1,267M
•
Value-Added Sales1 of $691M
•
Net Loss of $78M
•
Adjusted EBITDA1 of $146M, a 21% margin2
•
Cash Flow Provided by Operating Activities of $18M
•
Unlevered Free Cash Flow1 of $55M

Fourth Quarter 2024 Financial Highlights:

•
Net Sales of $310M
•
Value-Added Sales1 of $168M
•
Net Loss of $10M
•
Adjusted EBITDA1 of $35M, a 21% margin2
•
Cash Flow Provided by Operating Activities of $26M
•
Unlevered Free Cash Flow1 of $36M

SOUTHFIELD, MICHIGAN – March 6, 2025– Superior Industries International, Inc. (“Superior” or the “Company”) (NYSE:SUP) today reported financial results for the fourth quarter and full year ended December 31, 2024.

($ in millions)	Three Months		Twelve Months
	4Q 2024	4Q 2023	YTD 2024	YTD 2023
Net Sales
North America	$183.2	$179.8	$786.1	$794.4
Europe	127.1	128.9	481.2	590.9
Global	$310.3	$308.7	$1,267.3	$1,385.3

Value-Added Sales (1)
North America	$92.4	$93.3	$405.9	$403.7
Europe	75.3	75.4	285.3	343.9
Global	$167.7	$168.7	$691.2	$747.6

“The Superior team demonstrated remarkable discipline in 2024 amidst a challenging operating environment. Despite industry declines, we maintained our margins and outperformed the

1See “Non-GAAP Financial Measures” below for a definition and reconciliation to the most comparable GAAP measure.

2Adjusted EBITDA as % of Value-Added Sales1

industry. During the year, we achieved critical milestones in our Company’s transformation. We successfully executed on our global overhead reduction initiative and completed our European transformation, a strategic move that strengthens our competitive position and significantly enhances our profitability. Additionally, we successfully attracted $520 million in capital and refinanced all our debt, fortifying our balance sheet and capital structure,” commented Majdi Abulaban, President and Chief Executive Officer of Superior.

“In addition, we are in advanced collaborative dialogues with our preferred shareholders to achieve a mutually beneficial outcome to all stakeholders. Looking ahead, we are focused on cashflow generation and are confident that our leading portfolio of product technologies and our differentiated ‘local-for-local’ global footprint will position us for sustainable long-term growth,” Mr. Abulaban continued.

Full Year 2024 Results

Net Sales for 2024 were $1,267 million, compared to Net Sales of $1,385 million in the prior year period. Value-Added Sales Adjusted for Foreign Exchange and Deconsolidation, a Non-GAAP financial measure, was $690 million for 2024, compared to $721 million in the prior year period. See “Non-GAAP Financial Measures” below and the reconciliation of consolidated Net Sales to Value-Added Sales and Value-Added Sales Adjusted for Foreign Exchange and Deconsolidation in this press release.

Gross Profit for 2024 was $111 million, compared to $116 million in the prior year period primarily due to lower volumes.

Selling, General, and Administrative (“SG&A”) expenses for 2024 were $81 million, compared to $88 million in the prior year period. The decrease in SG&A expenses is primarily driven by a $15 million provision for a valuation allowance on claims receivable from our German subsidiary that was deconsolidated in the year ended December 31, 2023, which was partially offset by refinancing costs.

Income from Operations was $29 million in 2024, compared to a Loss from Operations of $51 million in the prior year period. The increase is primarily due to a $80 million charge in the prior year related to the deconsolidation of our German subsidiary.

A Loss on Extinguishment of Debt for 2024 of $13 million was recognized related to the debt refinancing.

Income Tax Provision for 2024 was $26 million, compared to an Income Tax Benefit of $24 million in the prior year period.

For 2024, the Company reported a Net Loss of $78 million, or Loss per Diluted Share of $4.25. This compares to a Net Loss of $93 million, or Loss per Diluted Share of $4.73, in the prior year period. See “Earnings per Share Calculation” in this press release.

Adjusted EBITDA, a Non-GAAP financial measure, was $146 million, or 21% of Value-Added Sales, in 2024, which compares to $159 million, or 21% of Value-Added Sales, in the prior year period. The decrease in Adjusted EBITDA was primarily due to lower volumes. See “Non-GAAP Financial Measures” below and the reconciliation of Net Income to Adjusted EBITDA in this press release.

The Company reported Cash Flow Provided by Operating Activities of $18 million for 2024, compared to $64 million in the prior year period. The decrease in Cash Flow from Operating Activities was due to lower earnings after taking into account the effect of the loss on deconsolidation of subsidiary in 2023 and changes in working capital. For 2024, Free Cash Flow, a Non-GAAP financial measure, was negative $15 million, compared to Free Cash Flow of $2 million in the prior year period.

Unlevered Free Cash Flow, a Non-GAAP financial measure, for 2024 was $55 million, a decrease of $25 million compared to the prior year period. The decline in Unlevered Free Cash Flow for the year was primarily due to increased working capital. See “Non-GAAP Financial Measures” below and the reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow and Unlevered Free Cash Flow in this press release.

Fourth Quarter 2024 Results

Net Sales for the fourth quarter of 2024 were $310 million, compared to Net Sales of $309 million in the prior year period. Value-Added Sales Adjusted for Foreign Exchange and Deconsolidation, a Non-GAAP financial measure,was $168 million for the fourth quarter 2024, compared to $174 million in the prior year period. See “Non-GAAP Financial Measures” below and the reconciliation of consolidated Net Sales to Value-Added Sales and Value-Added Sales Adjusted for Foreign Exchange and Deconsolidation in this press release.

Gross Profit for the fourth quarter of 2024 was $29 million, compared to $15 million in the prior year period primarily due to lower conversion costs.

Selling, General, and Administrative (“SG&A”) expenses for the fourth quarter of 2024 were $15 million, compared to $34 million in the prior year period. The decrease in SG&A expenses is primarily driven by a $15 million provision for a valuation allowance on claims receivable from our German subsidiary that was deconsolidated in the year ended December 31, 2023.

Income from Operations was $14 million in the fourth quarter of 2024, compared to a Loss from Operations of $19 million in the prior year period. The increase is primarily due to higher gross profit and lower SG&A costs.

Income Tax Provision for the fourth quarter of 2024 was $2 million, compared to an Income Tax Benefit of $33 million in the prior year period.

For the fourth quarter of 2024, the Company reported a Net Loss of $10 million, or Loss per Diluted Share of $0.75. This compares to a Net Loss of $2 million, or Loss per Diluted Share of $0.44, in the prior year period. See “Earnings per Share Calculation” in this press release.

Adjusted EBITDA, a Non-GAAP financial measure, was $35 million, or 21% of Value-Added Sales, in the fourth quarter of 2024, which compares to $23 million, or 14% of Value-Added Sales, in the prior year period. The increase in Adjusted EBITDA was primarily due to higher gross profit driven by lower material and conversion costs. See “Non-GAAP Financial Measures” below and the reconciliation of Net Income to Adjusted EBITDA in this press release.

The Company reported Cash Flow Provided by Operating Activities of $26 million for the fourth quarter of 2024, compared to $44 million in the prior year period. The decrease in Cash Flow from Operating Activities was primarily due to a higher investment in working capital. For the fourth quarter 2024, Free Cash Flow, a Non-GAAP financial measure, was $19 million, compared to Free Cash Flow of $26 million in the prior year period.

Unlevered Free Cash Flow, a Non-GAAP financial measure, for the fourth quarter 2024 was $36 million, a decrease of $14 million compared to the prior year period. The decline in Unlevered Free Cash Flow for the quarter was due to decreased working capital and other balance sheet items. See “Non-GAAP Financial Measures” below and the reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow and Unlevered Free Cash Flow in this press release.

Financial Position

As of December 31, 2024, Superior had Total Debt of $520 million and Net Debt, a Non-GAAP financial measure, of $480 million, compared to Total Debt of $638 million and Net Debt of $436 million as of December 31, 2023. See “Non-GAAP Financial Measures” below and the reconciliation of Total Debt to Net Debt in this press release.

2025 Outlook

Superior management assumes full year 2025 industry OEM production in its markets will decline slightly in 2025. With that said, Superior remains well-positioned to navigate the operating environment. As a result, Superior’s full year 2025 Outlook is as follows:

FY 2025 Outlook
Net Sales	$1.30 - $1.40 billion
Value-Added Sales	$650 - $700 million
Adjusted EBITDA	$160 - $180 million
Unlevered Free Cash Flow	$110 - $130 million
Capital Expenditures	~$35 million

Value-Added Sales, Adjusted EBITDA, and Unlevered Free Cash Flow are Non-GAAP measures, as defined below. In reliance on the safe harbor provided under section 10(e) of Regulation S-K, Superior has not quantitatively reconciled from Net Income (the most comparable GAAP measure) to Adjusted EBITDA, Net Sales (the most comparable GAAP measure) to Value-Added Sales, nor Cash Flow Provided by Operating Activities (the most comparable GAAP measure) to Unlevered Free Cash Flow presented in the 2025 Outlook, as Superior is unable to quantify certain amounts included in Net Income, Net Sales and Cash Flow Provided by Operating Activities without unreasonable efforts and due to the inherent uncertainty regarding such variables. Superior also believes that such reconciliation would imply a degree of precision that could potentially be confusing or misleading to investors. However, the magnitude of these amounts may be significant.

Conference Call

Superior will host a conference call beginning at 8:30 AM ET on Thursday, March 6, 2025. The conference call may be accessed by dialing +1 800 715 9871 for participants in the U.S. or 646 307-1963 for participants outside the U.S. using the required conference ID 1582670 when prompted by the operator. The live conference call can also be accessed by logging into the Company’s website at www.supind.com or by clicking this link: earnings call webcast. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

During the conference call, the Company's management plans to review operating results and discuss financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest light weighting and finishing technologies. Superior serves the European aftermarket with the brands ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange. For more information, please visit www.supind.com.

Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to the following non-GAAP measures:

“Adjusted EBITDA,” defined as earnings before interest income and expense, income taxes, depreciation, amortization, restructuring charges and other closure costs and impairments of long-lived assets and investments, changes in fair value of embedded derivatives, acquisition and integration, certain hiring and separation related costs, proxy contest fees, gains and losses associated with early debt extinguishment and other refinancing costs, and accounts receivable factoring fees. “Adjusted EBITDA Margin” defined as Adjusted EBITDA as a percentage of Value-Added Sales. “Value-Added Sales,” defined as Net Sales less the value of aluminum and outsourced service provider costs that are included in Net Sales. “Value-Added Sales Adjusted for FX," which is also referred to as “Value-Added Sales Adjusted for Foreign Exchange,” defined as Value-Added Sales adjusted for the effects of foreign exchange translation. “Value-Added Sales Adjusted for FX and Deconsolidation,” which is also referred to as “Value-Added Sales Adjusted for Foreign Exchange and Deconsolidation,” defined as Value-Added Sales adjusted for the effects of foreign exchange translation and the effects of deconsolidating our German subsidiary. “Content per Wheel,” defined as Value-Added Sales Adjusted for Foreign Exchange on a per unit (wheel) shipment basis. “Free Cash Flow,” defined as Cash Flow Provided (Used) by Operating Activities less Cash Provided (Used) in Investing Activities less non-debt components of financing activities. “Unlevered Free Cash Flow,” defined as Cash Flow Provided (Used) by Operating Activities less Capital Expenditures plus Cash Interest Paid, net of Interest Income, and other refinancing costs. “Total Debt,” defined as total principal debt outstanding. “Net Debt,” defined as total principal debt outstanding, excluding debt issuance costs, less cash and cash equivalents.

For reconciliations of these Non-GAAP measures to the most directly comparable GAAP measure, see the attached supplemental data pages. Management believes these Non-GAAP measures are useful to management and may be useful to investors in their analysis of Superior’s financial position and results of operations. Further, management uses these Non-GAAP financial measures for planning and forecasting purposes. This Non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP and may be different from similar measures used by other companies.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “assumes,”, “may,” “should,” “could,” “will,” “expects,” “expected,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “foresee,” “intends,” “Outlook,” “guidance,” “predicts,” “projects,” “projecting,” “potential,” “targeting,” “will likely result,” or “continue,” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2025 Outlook included herein, the increase in the cost of raw materials, labor and energy, supply chain disruptions, material shortages, higher interest rates, and the Russian military invasion of Ukraine (the “Ukraine Conflict”) on our future growth and earnings. These statements include our belief regarding general automotive industry market conditions and growth rates, as well as domestic and international economic conditions. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in Superior's Securities and Exchange Commission filings and reports.

New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect Superior. It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. Superior disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

Contact:

Superior Investor Relations

(248) 234-7104

Investor.Relations@supind.com

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Income (Loss) (Unaudited)
(Dollars in Millions, Except Per Share Amounts)

	Three Months		Twelve Months
	4Q 2024	4Q 2023	YTD 2024	YTD 2023
	Actual	Actual	Actual	Actual

Net Sales	$310.3	$308.7	$1,267.3	$1,385.3
Cost of Sales	281.2	293.9	1,156.8	1,269.6
Gross Profit	29.1	14.8	110.5	115.7
SG&A Expenses	15.1	34.2	81.2	87.5
Loss on deconsolidation of subsidiary	-	-	-	79.6
Income (Loss) From Operations	$14.0	$(19.4)	$29.3	$(51.4)

Interest Expense, net	(17.5)	(15.0)	(67.1)	(62.1)
Loss on extinguishment of debt	-	-	(13.1)	-
Other Expense, net	(4.5)	(0.7)	(1.8)	(3.3)
Income (Loss) Before Income Taxes	$(8.0)	$(35.1)	$(52.7)	$(116.8)

Income Tax Provision	(1.6)	32.6	(25.5)	23.9

Net Income (Loss)	$(9.6)	$(2.5)	$(78.2)	$(92.9)

Basic (Loss) Earnings Per Share	$(0.75)	$(0.44)	$(4.25)	$(4.73)
Diluted (Loss) Earnings Per Share	$(0.75)	$(0.44)	$(4.25)	$(4.73)

Value-Added Sales (1)	$167.7	$168.7	$691.2	$747.6
Value-Added Sales Adjusted for Foreign Exchange (1)	$167.9	$168.7	$690.4	$747.6
Adjusted EBITDA (1)	$34.7	$23.1	$146.3	$159.2
% of Value-Added Sales	21%	14%	21%	21%

(1) Value-Added Sales, Value-Added Sales Adjusted for Foreign Exchange, and Adjusted EBITDA are non-GAAP financial measures; see page 6 for definitions.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in Millions)

ASSETS	12/31/2024	12/31/2023
Cash & Cash Equivalents	$40.1	$201.6
Accounts Receivable, net	69.5	56.4
Inventories, net	145.7	144.6
Income Taxes Receivable	11.4	1.6
Current Derivative Financial Instruments	22.6	38.3
Other Current Assets	19.5	17.4
Total Current Assets	308.8	459.9
Property, Plant & Equipment, net	329.9	398.6
Deferred Income Taxes, net	39.0	52.2
Intangibles, net	12.6	33.2
Derivative Financial Instruments	14.7	40.5
Other Noncurrent Assets	35.1	46.2
Total Assets	$740.1	$1,030.6

LIABILITIES & EQUITY
Accounts Payable	$120.4	$124.9
Short-term Debt	7.9	5.3
Accrued Expenses	65.7	66.9
Income Taxes Payable	1.9	1.8
Total Current Liabilities	195.9	198.9
Long-term Debt (Less Current Portion)	481.4	610.6
Non-Current Liabilities	50.0	57.9
Redeemable Preferred Shares	288.5	248.2
Noncontrolling Redeemable Equity	0.5	0.9
Total Shareholders' Equity (Deficit)	(276.2)	(85.9)
Total Liabilities and Shareholders’ Equity (Deficit)	$740.1	$1,030.6

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Cash Flows (Unaudited)
(Dollars in Millions)

	Three Months		Twelve Months
	4Q 2024	4Q 2023	YTD 2024	YTD 2023
Net Income (Loss)	$(9.6)	$(2.5)	$(78.2)	$(92.9)
Depreciation and Amortization	20.9	23.1	86.4	93.0
Income tax, Non-cash Changes	4.7	(36.6)	21.0	(27.3)
Stock-based Compensation	2.9	3.1	9.0	7.5
Amortization of Debt Issuance Costs	1.8	1.2	5.8	4.8
Loss on Deconsolidation of Subsidiary	-	-	-	79.6
Loss on Extinguishment of Debt	-	-	13.1	-
Other Non-cash Items	(0.3)	14.3	(9.3)	9.6
Changes in Operating Assets and Liabilities:
Accounts Receivable	34.9	56.9	(19.5)	18.9
Inventories	(6.2)	21.3	(8.9)	13.1
Other Assets and Liabilities	1.6	(15.5)	7.7	(2.9)
Accounts Payable	(17.7)	(22.5)	3.7	(27.6)
Income Taxes	(6.8)	1.5	(12.5)	(11.4)
Net Cash Provided (Used) By Operating Activities	26.2	44.3	18.3	64.4

Capital Expenditures	(7.3)	(11.7)	(28.3)	(41.2)
Deconsolidation of Subsidiary Cash	-	-	-	(4.4)
Net Cash Provided (Used) By Investing Activities	(7.3)	(11.7)	(28.3)	(45.6)

Proceeds from the Issuance of Long-term Debt	-	-	337.3	-
Repayments on Term Loans and Notes	(1.3)	(2.4)	(467.6)	(16.4)
Proceeds from Borrowings on Revolving Credit Facility	5.0	-	33.0	-
Repayments of Borrowings on Revolving Credit Facility	(5.0)	-	(33.0)	-
Cash Dividends Paid	-	(6.8)	(3.4)	(13.6)
Financing Costs Paid and Other	(0.2)	(0.1)	(9.0)	(0.2)
Redemption Premium Paid on Term Loan Repayment	-	-	(3.7)	-
Payments Related to Tax Withholdings for Stock-Based Compensation	-	-	(1.3)	(3.3)
Finance Lease Payments	(0.1)	(0.1)	(0.6)	(0.7)
Net Cash Flow Provided (Used) By Financing Activities	(1.6)	(9.4)	(148.3)	(34.2)

Effect of Exchange Rate on Cash	(1.5)	1.9	(3.2)	4.0
Net Change in Cash	15.8	25.1	(161.5)	(11.4)

Cash - Beginning	24.3	176.5	201.6	213.0
Cash - Ending	$40.1	$201.6	$40.1	$201.6

Supplemental Cash Flow Information:
Cash paid during the period for interest	$16.2	$19.2	$62.7	$62.3
Cash paid during the period for taxes, net of refunds	$2.9	$2.1	$16.2	$14.5
Non-cash Investing Activities
Period end balance of accounts payable for property, plant, and equipment	$3.8	$4.4	$3.8	$4.4
Non-cash Financing Activities
Debt modification	$-	$-	$169.7	$-

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Earnings Per Share Calculation (Unaudited)
(Dollars and Outstanding Shares in Millions, Except Per Share Amounts)

	Three Months		Twelve Months
	4Q 2024	4Q 2023	YTD 2024	YTD 2023

Net Income (Loss) Attributable to Common Shareholders	$(9.6)	$(2.5)	$(78.2)	$(92.9)
Redeemable Preferred Stock Dividends and Accretion	(12.0)	(10.0)	(43.6)	(39.0)
Basic Numerator	$(21.6)	$(12.5)	$(121.8)	$(131.9)

Weighted Avg. Shares Outstanding - Basic	28.9	28.1	28.7	27.9
Dilutive Effect of Common Share Equivalents	-	-	-	-
Weighted Avg. Shares Outstanding - Diluted	28.9	28.1	28.7	27.9

Basic Earnings (Loss) Per Share(1)	$(0.75)	$(0.44)	$(4.25)	$(4.73)
Diluted Earnings (Loss) Per Share(1)	$(0.75)	$(0.44)	$(4.25)	$(4.73)

(1) Basic earnings per share is computed by dividing net income (loss), after deducting preferred dividends and accretion and European non-controlling redeemable equity dividends, by the weighted average number of common shares outstanding. In calculating diluted earnings per share, the weighted average shares outstanding considers the dilutive effect of outstanding stock options, and time and performance based restricted stock units under the treasury stock method. Stock-based compensation shares have not been included in the diluted earnings per share because they would be anti-dilutive for the years ended December 31, 2024 and 2023. The redeemable preferred shares are also not included in the diluted earnings per share for the periods ended December 31, 2024 and 2023 because the redeemable preferred shareholders do not have a contractual obligation to share in the Company's losses with common stockholders.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Non-GAAP Financial Measures (Unaudited)
(Dollars in Millions and Units in Thousands, Except Per Wheel)

	Three Months		Year Ended		Year Ended
	4Q 2024	4Q 2023	YTD 2024	YTD 2023	YTD 2019
Net Sales	$310.3	$308.7	$1,267.3	$1,385.3	$1,372.5
Less: Aluminum, and Outside Service Provider Costs	(142.6)	(140.0)	(576.1)	(637.7)	(617.2)
Value-Added Sales (1)	167.7	168.7	691.2	747.6	755.3
Currency Effect on Current Period Value-Added Sales	0.2	-	(0.8)	-	(31.9)
Value-Added Sales Adjusted for Foreign Exchange (1)	167.9	168.7	690.4	747.6	723.4
Deconsolidation Effect	-	5.6	-	(26.7)
Value-Added Sales Adjusted for Foreign Exchange and Deconsolidation (1)	$167.9	$174.3	$690.4	$720.9

Wheels Shipped	3,321	3,495	13,794	14,562	19,246
Content per Wheel (1) (2)	$50.56	$48.27	$50.05	$51.34	$37.59

Adjusted EBITDA (1)	Three Months		Year Ended
	4Q 2024	4Q 2023	YTD 2024	YTD 2023
Net Income (Loss)	$(9.6)	$(2.5)	$(78.2)	$(92.9)
Adjusting Items:
- Interest Expense, net	17.5	15.0	67.1	62.1
- Income Tax Provision (Benefit)	1.6	(32.6)	25.5	(23.9)
- Depreciation	16.0	18.2	66.9	73.5
- Amortization	4.8	4.9	19.5	19.5
- Factoring Fees	1.7	1.4	5.9	4.2
- Loss on Extinguishment of Debt and Other Refinancing Costs	1.1	-	19.9	-
- Loss on Deconsolidation of Subsidiary	-	-	-	79.6
- Restructuring Costs	4.4	0.1	7.0	8.1
- Restructuring Related Costs	(0.7)	20.5	15.1	29.5
- Change in Fair Value of Embedded Derivative Liabilities	(2.1)	(3.4)	(2.4)	(3.4)
- Other Costs	-	1.5	-	2.9
	44.3	25.6	224.5	252.1
Adjusted EBITDA (1)	$34.7	$23.1	$146.3	$159.2

(1) Value-Added Sales, Value Added Sales Adjusted for Foreign Exchange, Value Added Sales Adjusted for Foreign Exchange and Deconsolidation, Content per Wheel, and Adjusted EBITDA are non-GAAP financial measures; see page 6 for definitions.

(2) Content per wheel is stated in currency rates prevailing in the corresponding periods of 2023.

Free Cash Flow (1)	Three Months		Twelve Months
	4Q 2024	4Q 2023	YTD 2024	YTD 2023
Net Cash Provided (Used) By Operating Activities	$26.2	$44.3	$18.3	$64.4
Net Cash Provided (Used) By Investing Activities	(7.3)	(11.7)	(28.3)	(45.6)
Cash Payments for Non-debt Financing Activities	-	(6.8)	(4.7)	(16.9)
Free Cash Flow (1)	$18.9	$25.8	$(14.7)	$1.9

Unlevered Free Cash Flow (1)	Three Months		Twelve Months
	4Q 2024	4Q 2023	YTD 2024	YTD 2023
Net Cash Provided (Used) By Operating Activities	$26.2	$44.3	$18.3	$64.4
Capital Expenditures	(7.3)	(11.7)	(28.3)	(41.2)
Refinancing Costs	1.1	-	6.8	-
Cash Interest Paid, Net of Interest Income	16.0	17.5	58.6	56.8
Unlevered Free Cash Flow (1)	$36.0	$50.1	$55.4	$80.0

Net Debt (1) (2)	12/31/2024	12/31/2023
Long Term Debt (Less Current Portion)(2)	$511.9	$632.2
Short Term Debt(2)	7.9	5.3
Total Debt(2)	519.8	637.5
Less: Cash and Cash Equivalents	(40.1)	(201.6)
Net Debt (1)	$479.7	$435.9

(1) Net Debt, Free Cash Flow, and Unlevered Free Cash Flow are non-GAAP financial measures; see page 6 for definitions.
(2) Excluding Debt Issuance Cost